AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG



                          IN STORE MEDIA SYSTEMS, INC.,



                           IN STORE ACQUISITION CORP.



                                       AND



                           THE E. SCHULZE CORPORATION

                                 March 30, 2001

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

 ARTICLE I THE MERGER..........................................................1

      1.1     The Merger.......................................................1
      1.2     Effect on Capital Stock..........................................2
      1.3     Surrender of Certificates........................................4
      1.4     No Further Ownership Rights in Seller Capital Stock..............5
      1.5     Lost, Stolen or Destroyed Certificates...........................5
      1.6     Subsequent Transactions Contemplated.............................5
      1.7     Tax Consequences.................................................6
      1.8     Taking of Necessary Action:  Further Action......................6

 ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
              Seller SHAREHOLDERS..............................................6

      2.1     Organization And Related Matters.................................6
      2.2     Capitalization...................................................6
      2.3     Taxes ...........................................................7
      2.4     Title To Property................................................8
      2.5     Intellectual Property............................................8
      2.6     Corporate Authorization..........................................8
      2.7     Non-contravention................................................9
      2.8     Legal Proceedings................................................9
      2.9     Compliance With Law..............................................9
      2.10    Debts, Obligations and Liabilities..............................10
      2.11    Investment Representations......................................10
      2.12    Due Diligence Materials.........................................10
      2.13    Disclosure......................................................10

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER..........................10

      3.1     Corporate Authorization.........................................10
      3.2     Non-contravention...............................................11

 ARTICLE IV ADDITIONAL AGREEMENTS.............................................11

      4.1     Permits and Approvals...........................................11
      4.2     Blue Sky Laws...................................................11
      4.3     Reorganization..................................................11
      4.4     Reasonable Efforts..............................................12
      4.5     Additional Documents and Further Assurances.....................12

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 ARTICLE V RIGHT OF FIRST REFUSAL AND RELATED COVENANTS.......................12

      5.1     Restrictions on Transfer of Buyer Common Stock..................12
      5.2     Buyer's Rights of First Refusal.................................12
      5.3     Limitations to Rights of Refusal................................13
      5.4     Prohibited Transfers............................................14
      5.5     Assignments and Transfers.......................................14
      5.6     Effect of Change in Buyer's Capital Structure...................14
      5.7     Covenant to Coordinate Sales....................................14

 ARTICLE VI CONDITIONS TO CLOSING.............................................14

      6.1     General Conditions..............................................14
      6.2     Conditions to Obligations of Buyer..............................15
      6.3     Conditions to Obligations of Seller.............................16

 ARTICLE VII TERMINATION OF OBLIGATIONS.......................................16

      7.1     Termination of Agreement........................................16
      7.2     Effect of Termination...........................................17

 ARTICLE VIII INDEMNIFICATION.................................................17

      8.1     Obligations of Seller and Seller Shareholders...................17
      8.2     Obligations of Buyer............................................17
      8.3     Procedure.......................................................18

 ARTICLE IX MISCELLANEOUS.....................................................19

      9.1     Survival of Representations and Warranties......................19
      9.2     Public Announcements............................................19
      9.3     Confidentiality.................................................19
      9.4     Expenses........................................................19
      9.5     Notices.........................................................19
      9.6     Further Assurances..............................................20
      9.7     Sections and Other Headings.....................................20
      9.8     Integrated Agreement............................................20
      9.9     Assignment......................................................20
      9.10    Amendments; Waivers.............................................21
      9.11    Interpretation..................................................21
      9.12    Counterparts....................................................21
      9.13    Headings; Exhibits..............................................21
      9.14    Severability....................................................21
      9.15    Governing Law...................................................21
      9.16    Specific Performance............................................21
      9.17    Consent to Jurisdiction; Venue..................................22

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                          AGREEMENT AND PLAN OF MERGER

         This Agreement is entered into on March 30, 2001 among IN STORE MEDIA SYSTEMS, INC., a Nevada corporation ("BUYER"), IN STORE ACQUISITION CORP., a Colorado corporation ("ACQUISITION CORP."), and THE E. SCHULZE CORP., a Colorado corporation ("SELLER"). Certain capitalized terms used in this Agreement are defined in the text or on EXHIBIT A.

                                    RECITALS

         A. The Boards of Directors of Seller, Buyer and Acquisition Corp. believe it is in the best interests of their respective companies and the shareholders of their respective companies that Seller and Acquisition Corp. combine into a single company through the merger of Acquisition Corp. with and into Seller (the "MERGER") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, and subject to the terms and conditions hereof, all of the outstanding shares of Seller's capital stock (collectively "SELLER CAPITAL STOCK") will be exchanged for shares of Buyer's Common Stock ("BUYER COMMON STOCK"), as set forth herein.

         C. Seller, Buyer and Acquisition Corp. desire to make certain representations and warranties and other agreements in connection with the Merger.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code, and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

         NOW, THEREFORE, as consideration for the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

1.1 THE MERGER.

         (a) THE MERGER. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, the Articles of Merger and the Plan of Merger attached hereto as EXHIBIT B-1 and EXHIBIT B-2 (collectively, the "ARTICLES OF MERGER") and the applicable provisions of the Colorado Business Corporations Act ("COLORADO CODE"), Acquisition Corp. will be merged with and into Seller, the separate corporate existence of Acquisition Corp. will cease and Seller will continue as the surviving corporation. Seller as the surviving corporation after the Merger is sometimes referred to in this Agreement as the "SURVIVING CORPORATION."

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         (b) CLOSING EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI, but no later than March 30, 2001 (the "CLOSING DATE"). The Closing will take place at the offices of In Store Media Systems, Inc., 15423 E. Batavia Drive, Aurora, Colorado, or at such other location as the parties agree. In connection with the Closing, the parties will cause the Merger to be consummated by filing the Articles of Merger, together with the required officers' certificates (if any), with the Secretary of State of the State of Colorado, in accordance with the relevant provisions of the Colorado Code (the time of such filing being the "EFFECTIVE TIME").

         (c) EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Articles of Merger and the applicable provisions of the Colorado Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Seller and Acquisition Corp. will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Seller and Acquisition Corp. will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         (d) ARTICLES OF INCORPORATION; BYLAWS. The Articles of Incorporation and bylaws of Acquisition Corp. in effect at the Effective Time will be the Articles of Incorporation and bylaws of the Surviving Corporation until amended in accordance with applicable Law.

         (e) DIRECTORS AND OFFICERS. The directors of Acquisition Corp. immediately before the Effective Time shall be the directors of the Surviving Corporation, in each case until such director's successor is duly elected and qualified. The officers of Acquisition Corp. immediately before the Effective Time shall be the officers of the Surviving Corporation, in each case until such officer's successor is duly elected and qualified.

1.2 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Acquisition Corp., Seller or the holders of any of the following securities at the Effective Time:

         (a) CONVERSION OF SELLER CAPITAL STOCK. Except as otherwise provided herein and subject to the terms and conditions of this Agreement, each Seller Shareholder will receive in exchange for all of their respective shares of Seller Capital Stock that number of shares of Buyer Common Stock and/or cash sum indicated opposite the name of each such Seller Shareholder on the Distribution Schedule attached to this Agreement as EXHIBIT C (such shares and cash to be issued and paid to the Seller Shareholders under this SECTION 1.2(a), shall be referred to as the "MERGER CONSIDERATION").

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         (b) CAPITAL STOCK OF ACQUISITION CORP. At the Effective Time, each share of capital stock of Acquisition Corp. ("ACQUISITION CORP. COMMON STOCK") issued and outstanding immediately before the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         (c) CANCELLATION AND RETIREMENT OF SELLER STOCK. As of the Effective Time, all shares of Seller Capital Stock issued and outstanding immediately before the Effective Time shall cease to be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of any certificate representing or evidencing any share or shares of Seller Capital Stock shall cease to have any right with respect thereto, except the right to receive the applicable Merger Consideration (as provided under SECTION 1.2(a) and set forth in EXHIBIT C).

         (d) DISSENTERS' RIGHTS. Shares held by persons exercising dissenter's rights ("DISSENTING SHARES"), if any, will not be converted into Buyer Common Stock but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares (if any) pursuant to applicable Law. Seller will give Buyer prompt notice of any demand received by Seller to require Seller to purchase shares of Seller Capital Stock, and Buyer will have the right to direct and participate in all negotiations and proceedings with respect to such demand. Except with the prior written consent of Buyer, or as required under applicable Law, Seller will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder (if any) of Dissenting Shares ("DISSENTING SHAREHOLDER") who, pursuant to applicable Law, becomes entitled to payment of the fair value for shares of Seller Capital Stock will receive payment therefor (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, Dissenting Shares (if any) lose their status as Dissenting Shares, Buyer will issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Seller Capital Stock, the applicable Merger Consideration to which such shareholder would otherwise be entitled under this Article I and the Articles of Merger.

         (e) CERTIFICATE LEGENDS. The shares of Buyer Common Stock to be issued under this ARTICLE I will not be registered and will be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing shares of Buyer Common Stock to be issued under this ARTICLE I will bear one or more of the following legend (along with all other legends that may be required under state or federal securities laws of the United States):

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

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                  "THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF
                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AGREEMENT AND PLAN OF MERGER BY AND BETWEEN THE SHAREHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

1.3 SURRENDER OF CERTIFICATES.

         (a) EXCHANGE AGENT. Buyer will act as exchange agent (the "EXCHANGE AGENT") in the Merger.

         (b) BUYER TO PROVIDE COMMON STOCK AND CASH. Promptly after the Effective Time, Buyer will make available to the Exchange Agent for exchange, in accordance with this Article I through such reasonable procedures as Buyer may adopt, all cash and certificates evidencing shares of Buyer Common Stock, which holders of shares of Seller Capital Stock are entitled to receive as Merger Consideration under this Agreement, for the benefit of such holders and for exchange in accordance with this Article I.

         (c) CLOSING AND EXCHANGE PROCEDURES. At the Closing, each of the Seller Shareholders shall surrender for cancellation to the Exchange Agent their respective certificates (the "CERTIFICATES") that immediately before the Effective Time represented outstanding shares of Seller Capital Stock. As soon as practicable (but in no event later than five (5) business days) after the surrender of Certificates evidencing all of the shares of the Seller Capital Stock, Buyer shall deliver by wire transfer to a bank account designated by Seller the sum of One Million Eight Hundred Thousand Dollars ($1,800,000) for distribution to the Seller Shareholders, as provided under SECTION 1.2(a) and according to the allocations specified on EXHIBIT C. Within five (5) days after the surrender of all of the Certificates, Buyer shall deliver to each of the Seller Shareholders a certificate (in each case, the "NEW CERTIFICATE") evidencing the number of whole shares of Buyer Common Stock to which such holder is entitled as Merger Consideration under SECTION 1.2(a) of this Agreement. Each Certificate surrendered to the Exchange Agent under this SECTION 1.3(c) shall be canceled forthwith upon delivery of the New Certificate.

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         (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby until the holder of record of such Certificate has surrendered such Certificate. Subject to applicable Law, following surrender of any such Certificate, there will be paid (without interest) to the record holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, (i) at the time of such surrender, the amount of such dividends or other distributions (if any) with a record date after the Effective Time theretofore paid (but for the provisions of this SECTION 1.3(d)) with respect to such shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with respect to such shares of Buyer Common Stock having (A) a record date after the Effective Time but before such surrender and (B) a payment date after such surrender.

         (e) DISSENTING SHARES. The provisions of this SECTION 1.3 also will apply to Dissenting Shares that lose their status as such, except that the obligations of Buyer under this SECTION 1.3 will commence on the date of loss of such status, and the holder of such shares will be entitled to receive in exchange for such shares the number of shares of Buyer Common Stock and cash to which such holder is entitled as the applicable Merger Consideration under
SECTION 1.2(a).

1.4 NO FURTHER OWNERSHIP RIGHTS IN SELLER CAPITAL STOCK. Notwithstanding anything in this Agreement to the contrary, the Merger Consideration paid and delivered upon the surrender for exchange of shares of Seller Capital Stock in accordance with the terms of this Agreement will be deemed to have been paid and delivered in full satisfaction of all rights pertaining to such shares of Seller Capital Stock, and there will be no further registration of transfers on the records of the Surviving Corporation of shares of Seller Capital Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this ARTICLE I.

1.5 LOST, STOLEN OR DESTROYED CERTIFICATES. If any of the Certificates have been lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash and shares of Buyer Common Stock as may be required under SECTION 1.3; PROVIDED, HOWEVER, that Buyer may, in its discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost stolen or destroyed.

1.6 SUBSEQUENT TRANSACTIONS CONTEMPLATED. The parties acknowledge that, as soon as practicable (but in no event later than 180 days) after the Effective Time, the parties intend for Buyer to cause the Surviving Corporation and Buyer to combine into a single entity through the merger of the Surviving Corporation with and into Buyer.

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1.7 TAX CONSEQUENCES. The parties intend that the Merger will constitute a reorganization within the meaning of Section 368 of the Code.

1.8 TAKING OF NECESSARY ACTION: FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Seller and Acquisition Corp., the officers and directors of Seller and Acquisition Corp. are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                           AND THE SELLER SHAREHOLDERS

         Each of the Seller and the Seller Shareholders hereby represents and warrants to Buyer and Acquisition Corp., subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Seller to Buyer and dated as of the date hereof, that on the date hereof and as of the Effective Time, as though made at the Effective Time as follows; provided, that the representations and warranties made as of a specified date will be true and correct as of such date:

2.1 ORGANIZATION AND RELATED MATTERS. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Seller has no subsidiaries. Seller has all corporate power, Permits and Approvals necessary to own its properties and assets and to carry on its business as now conducted. Seller is not qualified or licensed to do business as a foreign corporation in any jurisdiction. Neither the ownership of its properties and assets, nor the conduct of its business requires Seller to be qualified or licensed to do business in any other jurisdiction. SECTION 2.1 of the Seller Disclosure Schedule correctly lists the current directors and executive officers of Seller. True, correct and complete copies of the charter documents of Seller as in effect on the date hereof have been delivered to Buyer. Seller is not a registered or reporting company under the Exchange Act. Except as set forth on SECTION 2.1 of the Seller Disclosure Schedule, Seller has no interest in any partnership, joint venture, limited liability company or other entity.

2.2 CAPITALIZATION. The authorized capital stock of Seller consists of fifty thousand (50,000) shares of no par value voting common stock. At the Closing Date, there will be outstanding forty nine thousand nine hundred eighty nine (49,989) shares of Seller's no par value voting common stock, which collectively comprise the entire Seller Capital Stock. All outstanding shares of Seller Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section, there are no

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outstanding (i) shares of capital stock or voting securities of Seller, (ii)
securities of Seller convertible into or exchangeable for shares of capital stock or voting securities of Seller or (iii) options, warrants, restricted stock, other stock-based compensation awards or other rights to acquire from Seller or other obligation of Seller to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Seller. There are no outstanding obligations of Seller to repurchase, redeem or otherwise acquire any security referred to in clauses (i),
(ii) or (iii) above.

2.3 TAXES.

         (a) All Tax Returns required to be filed by or with respect to Seller have been timely filed, and all such Tax Returns are complete and correct in all material respects. Seller has paid all Taxes that are due from or with respect to it for all periods before the Closing Date and has made all required estimated Tax payments sufficient to avoid penalties if any, for underpayment.

         (b) (i) The Tax Returns referred to in clause (a) have not been examined by any Governmental Entity or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (ii) there is no audit, examination, suit, investigation or similar proceeding pending, or proposed or threatened with respect to Taxes of Seller, and no basis exists therefor, and (iii) there are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from Seller.

         (c) Seller has not entered into any agreement that could reasonably be expected to have an effect on Seller's liability for or reporting of Taxes in any period ending after the Closing Date.

         (d) All Taxes that Seller has been required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and added on the books of Seller. Seller has complied in all material respects with all information reporting and backup withholding requirements, including (without limitation) maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

         (e) Seller is not liable for the Taxes of any Person, including as a transferee, pursuant to any provision of applicable Law, or as a result of any contractual arrangement with any third party or any taxing authority.

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         (f) There is no Contract by or with Seller covering any Person as to which payment or vesting thereunder (including any payment or vesting as a result of the Merger) could result in a nondeductible expense to Seller under any provision of applicable Law or an excise tax or other taxes to the recipient of such payment.

         (g) There are no liens for Taxes upon the assets of Seller, except for liens relating to current Taxes not yet due and payable.

         (h) Seller has never been a member of any group of corporations that files or has filed Tax Returns on a combined, consolidated or unitary basis.

2.4 TITLE TO PROPERTY. Seller has good and marketable title to all of its assets (including the Previously Issued Shares and the Intellectual Property) free of Encumbrances. Seller is the owner, beneficially and of record, of all the Previously Issued Shares free and clear of all Encumbrances and has full power to transfer the Previously Issued Shares without obtaining the consent or approval of any other Person.

2.5 INTELLECTUAL PROPERTY. SECTION 2.5 of the Seller Disclosure Schedule contains a complete and correct list of all Intellectual Property that is owned by Seller. Seller has never licensed Intellectual Property to any Person, or permitted the use of Intellectual Property by any other Person. There are no Contracts under which Seller has had Intellectual Property licensed to it or has otherwise been permitted to use Intellectual Property. Unless specifically described in this Agreement, (a) Seller has not assigned, hypothecated or otherwise encumbered any Intellectual Property and (b) none of the licenses included in the Intellectual Property of Seller purport to grant sole or exclusive licenses to another Person, including (without limitation) sole or exclusive licenses limited to specific fields of use. The patents owned by Seller are valid and enforceable, and any patent issuing from patent applications of Seller will be valid and enforceable. Seller has no Knowledge of any infringement by any other Person of any Intellectual Property of Seller, and Seller has not entered into any agreement to indemnify any other party against any charge of infringement of any Intellectual Property. Seller has not violated and does not violate or infringe any Intellectual Property of any other Person, and Seller has not received any communication alleging that it violates or infringes the Intellectual Property of any other Person. Seller has not been sued for infringing any Intellectual Property of another Person.

2.6 CORPORATE AUTHORIZATION. Each of Seller and the Seller Shareholders has all requisite corporate power and authority to execute, deliver and perform each Transaction Document to which it is a party. The execution, delivery and performance of the Transaction Documents to which either the Seller or any of the Seller Shareholders is a party have been duly authorized by all necessary

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corporate action on the part of Seller and the Seller Shareholders. This
Agreement constitutes, and the other Transaction Documents to which each of Seller and the Seller Shareholders is a party, when executed by each of Seller and the Seller Shareholders (as the case may be) will constitute, the valid and binding obligations of Seller and the Seller Shareholders, enforceable against Seller and the Seller Shareholders, respectively, in accordance with their respective terms. Each of the Seller Shareholders has approved and adopted this Agreement and the Merger and each of the transactions contemplated by this Agreement. Seller's Board of Directors has (i) unanimously approved and adopted this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the shareholders of Seller and is on terms that are fair to such shareholders and (iii) recommended that the Seller Shareholders approve this Agreement and the Merger.

2.7 NON-CONTRAVENTION. The execution, delivery and performance by Seller and the Seller Shareholders of the Transaction Documents to which Seller is a party and the consummation by Seller of the transactions contemplated thereby do not and will not (i) violate the Articles of Incorporation or bylaws of Seller, (ii) assuming compliance with the matters referred to in SECTION 2.7 of the Seller Disclosure Schedule, violate any applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any Contract or any Permit or Approval affecting, or relating in any way to, the business of Seller or (iv) result in the creation or imposition of any Encumbrance on any asset of Seller.

2.8 LEGAL PROCEEDINGS. No Order has been issued and no Action is pending or threatened against or affecting Seller or any of its properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on (a) Seller,
(b) the Business or (c) Seller's ability to perform its obligations under the Transaction Documents or any aspect of the transactions contemplated thereby.
SECTION 2.9 of the Seller Disclosure Schedule lists each Order or Action that involves a claim or potential claim against, or that enjoins or compels or seeks to enjoin or to compel any activity by, Seller. There is no matter as to which Seller has received any notice, claim or assertion, or, to the Knowledge of Seller, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of Seller or any other Person, nor to the Knowledge of Seller is there any reasonable basis therefor, in connection with which any such Person has or may reasonably be expected to have, any right to indemnification by Seller.

2.9 COMPLIANCE WITH LAW. Seller is and has been in compliance with and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law.

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2.10 DEBTS, OBLIGATIONS AND LIABILITIES. Section 2.10 of the Buyer Disclosure
Schedule contains a complete and accurate schedule of all liabilities and obligations of Seller. Seller has no debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that are not set forth in Section 2.10 of the Buyer Disclosure Schedule.

2.11 INVESTMENT REPRESENTATIONS. Each of the acknowledgments, representations and covenants set forth in the Investment Representations attached hereto as Exhibit D and delivered under this Agreement are incorporated herein by reference and made a part hereof in their entirety as if fully set forth herein.

2.12 DUE DILIGENCE MATERIALS. All documents, agreements, other materials, and information provided by Seller to Buyer or any representative of Buyer in connection with the due diligence conducted in connection with the transactions contemplated by this Agreement have been true, correct and complete originals or copies of the documents, agreements and other materials purported to be provided or to which access has been given.

2.13 DISCLOSURE. No representation or warranty by Seller or any of the Seller Shareholders in this Agreement and no statement by Seller or any of the Seller Shareholders (or by any representative of Seller or the Seller Shareholders) contained in any document, certificate, or other writing furnished by or on behalf of Seller or the Seller Shareholders to Buyer in connection with this Agreement or the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make it not misleading or to fully provide the information required to be provided in the document, certificate or other writing.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by Buyer to Seller and dated as of the date hereof, that on the date hereof and as of the Effective Time as though made at the Effective Time as follows; provided, that the representations and warranties made as of a specified date will be true and correct as of such date:

3.1 CORPORATE AUTHORIZATION. Each of Buyer and Acquisition Corp. has all necessary corporate power and authority to execute, deliver and perform each Transaction Document to which it is a party. The execution, delivery and performance of the Transaction Documents to which Buyer or Acquisition Corp. is a party have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and the other Transaction Documents to which Buyer or Acquisition Corp. is a party, when executed by Buyer, will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. The Buyer's Board of Directors has
(i) unanimously approved and adopted this Agreement and the Merger, which approval satisfies in full any applicable requirements of the Nevada Business Corporations Act, and (ii) determined that in its opinion the Merger is in the best interests of the stockholders of Buyer.

3.2 NON-CONTRAVENTION. The execution, delivery and performance by Buyer or by Acquisition Corp. of each of the Transaction Documents to which Buyer or Acquisition Corp. is a party and the consummation by Buyer or Acquisition Corp. of the transactions contemplated thereby do not and will not (i) violate the Articles of Incorporation or bylaws of Buyer, (ii) violate any applicable Law,
(iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Acquisition Corp. or to a loss of any benefit to which Buyer or Acquisition Corp. is entitled under any provision of any Contract binding on Buyer or Acquisition Corp or any Permit or Approval affecting, or relating in any way to, the assets or business of Buyer or Acquisition Corp. or (iv) result in the creation or imposition of any Encumbrance on any material asset of Buyer or any subsidiary of Buyer except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a material adverse effect on Buyer or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

4.1 PERMITS AND APPROVALS. Seller and Buyer will cooperate with each other and use their best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to) all Approvals and Permits that may be necessary or that may be reasonably requested by the other party to consummate the transactions contemplated by this Agreement, including under the Securities Act and state Blue Sky laws.

4.2 BLUE SKY LAWS. Seller will use its best efforts to assist Buyer as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions that are applicable in connection with the issuance of Buyer Common Stock in connection with the Merger.

4.3 REORGANIZATION. Seller and Buyer will each use its best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a) of the Code.

4.4 REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

4.5 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE V
                  RIGHT OF FIRST REFUSAL AND RELATED COVENANTS

5.1 RESTRICTIONS ON TRANSFER OF BUYER COMMON STOCK. Except as otherwise provided in this Article V, until the date that is five years after the Closing Date (the "Expiration Date"), the Seller Shareholders shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of in any way all or any part of or any interest in the shares of Buyer Common Stock issued to the Seller Shareholders as part of the Merger Consideration under this Agreement. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of such shares of Buyer Common Stock not made in accordance with the terms and provisions of this Article V and the other provisions of this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

5.2 BUYER'S RIGHTS OF FIRST REFUSAL. As further consideration and inducement for Buyer to enter into this Agreement, each of the Seller Shareholders agrees to the following:

         (a) TRANSFER NOTICE. If at any time before the Expiration Date, the Seller Shareholder proposes to transfer shares of Buyer Common Stock received under this Agreement to one or more third parties pursuant to an understanding with such third parties (a "TRANSFER"), then such Seller Shareholder (the "TRANSFERRING SHAREHOLDER") shall give Buyer (or its designated assignee) written notice of the Transferring Shareholder's intention to make the Transfer (the "TRANSFER NOTICE"), which Transfer Notice shall include (i) a description of the shares of Buyer Common Stock to be transferred ("OFFERED SHARES"), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions on which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferring Shareholder has received a firm offer from the prospective transferee(s) and that Transferring Shareholder in good faith believes that a binding agreement for the Transfer is obtainable under the terms set forth in the Transfer Notice. The Transfer Notice also shall include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

         (b) BUYER'S OPTION. Buyer (or its assignee) shall have an option for a period of Fourteen (14) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at a price per share equal to ninety percent of the average closing bid price of the Buyer Common Stock for the thirty calendar day period before receipt of the Transfer Notice (and otherwise subject to the same material terms and conditions as described in the Transfer Notice). Buyer may exercise such purchase option and thereby purchase all or a portion of the Offered Shares by notifying the Transferring Shareholder in writing before expiration of such Fourteen (14) day period as to the number of Offered Shares that Buyer desires to purchase. If Buyer gives the Transferring Shareholder notice that Buyer desires to purchase Offered Shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed on between the parties and at the time of the scheduled closing therefor, which shall be no later than Forty Five (45) days after Buyer's receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established under SECTION 5.2(C) of this Agreement.

         (c) NON-EXERCISE OF RIGHTS. Subject to the terms and conditions of this Agreement and the obligations set forth under SECTION 5.7 hereof, to the extent that Buyer has not exercised its rights to purchase all of the Offered Shares within the time periods specified herein, the Transferring Shareholder shall have a period of Thirty (30) days from the expiration of such rights in which to sell any such remaining Offered Shares (the "REMAINING SHARES"), as the case may be, under terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Remaining Shares free and clear of subsequent rights of first refusal under this Agreement. If the Transferring Shareholder does not consummate the sale or disposition of the Remaining Shares within the Thirty (30) day period from the expiration of these rights, then the Buyer's first refusal rights shall continue to be applicable to any subsequent disposition of the Remaining Shares by the Transferring Shareholder until such rights lapse in accordance with the terms of this Agreement. The exercise or non-exercise of the rights of Buyer to purchase any of the Offered Shares or to participate in sales of Buyer Common Stock by the Transferring Shareholder shall not adversely affect Buyer's rights to make subsequent purchases from any Transferring Shareholder or to participate subsequently in sales of Buyer Common Stock by the Transferring Shareholder.

5.3 LIMITATIONS TO RIGHTS OF REFUSAL. Notwithstanding the provisions of Section 5.2, any Seller Shareholder may sell or otherwise assign, with or without consideration, to any spouse or member of Seller Shareholder's immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of Seller Shareholder's spouse or members of Seller Shareholder's immediate family, or to a trust for Seller Shareholder's own self, or to a charitable remainder trust, provided that each such transferee or assignee, before the completion of the sale, transfer or assignment, shall have executed documents assuming the obligations of the Seller Shareholder under this Agreement with respect to the transferred securities.

5.4 PROHIBITED TRANSFERS. Any attempt by any Seller Shareholder to transfer Buyer Common Stock in violation of Section 5.2 hereof shall be void, and Buyer shall not be required to effect such a transfer or treat any alleged transferee as the holder of such securities.

5.5 ASSIGNMENTS AND TRANSFERS. Buyer may assign or transfer all or any portion of its rights under this Section 5 of this Agreement.

5.6 EFFECT OF CHANGE IN BUYER'S CAPITAL STRUCTURE. Appropriate adjustments shall be made in the number and class of shares of securities subject to this Agreement in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or like change in the capital structure of Buyer.

5.7 COVENANT TO COORDINATE SALES. Notwithstanding Buyer's failure to exercise its right of first refusal under Section 5.2 of this Agreement and notwithstanding the provisions of Section 5.2(d), any Seller Shareholder proposing to sell shares of Buyer Common Stock acquired under this Agreement to any third party at any time before the Expiration Date shall coordinate with Buyer with respect to the sale of such shares to the extent that Buyer deems such coordination will be necessary to avoid a disorderly market for Buyer Common Stock.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

6.1 GENERAL CONDITIONS. The obligations of the parties to consummate the Merger are subject to satisfaction of the following conditions:

         (a) SHAREHOLDER APPROVAL. This Agreement must have been approved and adopted by the requisite affirmative vote of the holders of Common Stock in accordance with Seller's Articles of Incorporation and bylaws and applicable Law.

         (b) GOVERNMENT APPROVALS. The parties shall have timely obtained from each Governmental Entity all Permits and Approvals, if any, necessary for consummation of, or in connection with, the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under applicable Law.

         (c) NO RESTRAINING ACTION. No Action will have been instituted or threatened against Buyer, any Buyer Subsidiary, Acquisition Corp. or Seller before any Governmental Entity, seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

         (d) MERGER. The Articles of Merger shall have been filed with the Secretary of State of the State of Colorado.

6.2 CONDITIONS TO OBLIGATIONS OF BUYER. Unless waived, in whole or part, in writing by Buyer, Buyer's obligations hereunder are subject, before or at the Closing, to satisfaction of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in Article II will be true at the Closing Date with the same effect as though made at such time. Seller will have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date, and Seller will have delivered to Buyer a certificate of Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer to such effect.

         (b) NO DISSENTERS' RIGHTS; SHAREHOLDER APPROVAL. The Merger and all of the transactions contemplated hereby shall have been approved by each of the Seller Shareholders and none of the Seller Shareholders shall have exercised any dissenter's right under applicable Law.

         (c) CORPORATE PROCEEDINGS. True and complete copies of all corporate proceedings and documents effecting the authorization and approval of the Transaction Documents and the transactions contemplated thereunder by Seller, certified by the Chief Executive Officer and the Secretary of Seller will have been furnished to Buyer.

         (d) TRANSACTION DOCUMENTS. Seller will have executed and delivered the Transaction Documents to which it is a party other than this Agreement.

         (e) APPROVALS AND PERMITS. Seller must have obtained all Approvals and Permits necessary to consummate the transactions contemplated hereby.

         (f) INVESTMENT REPRESENTATION. Buyer shall have received the Investment Representations in the form attached hereto as EXHIBIT D from each of the Seller Shareholders.

         (g) SECURITIES LAW COMPLIANCE. Buyer shall be satisfied that the transaction is exempt under Section 4(2) or Regulation D of the Securities Act.

6.3 CONDITIONS TO OBLIGATIONS OF SELLER. Unless waived, in whole or part, in writing by Seller, Seller's obligations hereunder are subject, before or at the Closing, to satisfaction of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in Article III will be true at the Closing Date with the same effect as though made at such time. Buyer will have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date, and Buyer will have delivered to Seller a certificate of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer to such effect.

         (b) TRANSACTION DOCUMENTS. Buyer must have executed and delivered the Transaction Documents to which it is a party other than this Agreement.

         (c) CORPORATE PROCEEDINGS. True and complete copies of all corporate proceedings and documents effecting the authorization and approval of the Transaction Documents and the transactions contemplated thereunder by Buyer, certified by the Chief Executive Officer and the Secretary of Buyer, shall have been furnished to Seller.

                                  ARTICLE VII
                           TERMINATION OF OBLIGATIONS

7.1 TERMINATION OF AGREEMENT. Notwithstanding anything herein to the contrary, this Agreement and the transactions contemplated by this Agreement will terminate if the Closing does not occur on or before the close of business on March 30, 2001, unless extended by mutual consent in writing of Buyer and Seller, and otherwise may be terminated at any time before the Closing as follows and in no other manner:

         (a) MUTUAL CONSENT. By mutual consent in writing of Buyer and Seller.

         (b) CONDITIONS TO BUYER'S PERFORMANCE NOT MET. By Buyer by written notice to Seller if any event occurs or condition exists that would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in SECTION 6.1 or 6.2.

         (c) CONDITIONS TO SELLER'S PERFORMANCE NOT MET. By Seller by written notice to Buyer if any event occurs or condition exists that would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in SECTION 6.1 or 6.3.

7.2 EFFECT OF TERMINATION. If this Agreement is terminated under SECTION 7.1, all further obligations of the parties under this Agreement will terminate without further liability of any party to another; provided that the obligations of the parties contemplated by or contained in SECTION 9.1 and SECTION 9.3 will survive any such termination. A termination under SECTION 7.1 will not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                                  ARTICLE VIII
                                 INDEMNIFICATION

8.1 OBLIGATIONS OF SELLER AND SELLER SHAREHOLDERS. The Seller and each of the Seller Shareholders, jointly and severally, shall indemnify and hold harmless Buyer and each Buyer Subsidiary, and their respective directors, officers, employees, Affiliates, Associates, agents and assigns from and against all Losses of Buyer or any Buyer Subsidiary, directly or indirectly, as a result of, or based on or arising from (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement; or (b) any third party claim or demand regarding the conduct of the Business before the Closing, whether asserted before or after the Closing. The Seller Shareholders shall not have any right of contribution from the Surviving Corporation with respect to Losses (if any) that the Buyer claims after the Closing.

8.2 OBLIGATIONS OF BUYER. Buyer will indemnify and hold harmless the Shareholders from and against Losses (if any) of the Shareholders, directly or indirectly, as a result of, or based upon or arising from, any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement.

8.3 PROCEDURE.

         (a) Any party seeking indemnification with respect to any Loss will give notice to the party required to provide indemnity hereunder.

         (b) Any Indemnifying Party may satisfy its indemnification obligations by, at such party's option, either making payment to the Indemnified Party in cash by wire transfer of the amount owed or delivering shares of Buyer Common Stock, duly endorsed or with stock powers attached that have been endorsed in blank.

         (c) For the purposes of determining the number of Buyer Common Stock to be delivered in satisfaction of an indemnification obligation under this SECTION 8 (to the extent payment is made in Buyer Common Stock), the price per share shall be equal to the Fair Market Value at the Effective Time.

         (d) If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party will upon the written request of the Indemnified Party, defend Actions (if any) brought against the Indemnified Party in respect of matters embraced by the indemnity with counsel satisfactory to the Indemnified Party, but the Indemnified Party will have the right to conduct and control the defense, compromise or settlement of any Indemnifiable Claim if the Indemnified Party chooses to do so, on behalf of and for the account and risk of the Indemnifying Party who will be bound by the result so obtained to the extent provided herein; PROVIDED, HOWEVER, that no Indemnifiable Claim shall be settled by an Indemnified Party unless the Indemnifying Party shall consent thereto, which consent shall not be unreasonably withheld or delayed. If, after a request to defend any Action, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the latter suffered by it in good faith, is conclusive in its favor against the Indemnifying Party; PROVIDED, HOWEVER, that, if the Indemnifying Party has not received reasonable notice of the Action against the Indemnified Party, or is not allowed to control its defense, judgment against the Indemnified Party is only presumptive evidence against the Indemnifying Party. Each party hereto, to the extent that it is or becomes an Indemnifying Party, hereby stipulates that a judgment against the Indemnified Party will be conclusive upon the Indemnifying Party. The parties will cooperate in the defense of all third party claims, which may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party will make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense.

                                   ARTICLE IX
                                  MISCELLANEOUS

9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and agreements contained in this Agreement will survive the Closing.

9.2 PUBLIC ANNOUNCEMENTS. Seller will consult with Buyer before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby. The substance of any such press release or public statement must be approved in advance by Buyer.

9.3 CONFIDENTIALITY. All information disclosed by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) will be kept confidential by such other party and its representatives and will not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, or as may otherwise be required by Law or (iv) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated, each party will use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this SECTION 9.3, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

9.4 EXPENSES. Except as otherwise provided herein, each of the parties will bear all expenses incurred by it in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation therefor.

9.5 NOTICES. All notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered: (a) in person;
(b) by registered, express or certified mail, postage prepaid, return receipt requested; (c) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee; or (d) by facsimile or other generally accepted means of electronic transmission with a verification of delivery. Notices are deemed delivered at the earlier of the date such notice is actually received by a party or two days after such notice is given. Notices to Seller must be given at the addresses below, but any party may furnish, from time to time, other addresses for notices to it.

If to Buyer, at:                               with a copy to:

In Store Media Systems, Inc.                   Pillsbury Winthrop, LLP
15423 E. Batavia Drive                         650 Town Center Drive, 7th Floor
Aurora, Colorado  80011                        Costa Mesa, California 92626
Telephone: (303) 364-6550                      Telephone:  (714) 436-6800
Telecopier: (303) 364-6564                     Telecopier:  (714) 436-2800
Attn:  Robert Cohen                            Attn:  Albert P. Asatoorian, Esq.

If to Seller, at:

The E. Schulze Corporation                     with a copy to:
c/o Louis J. Davis, P.C.
5600 South Quebec, Suite 1485                  Louis J. Davis, P.C.
Englewood, Colorado 80111                      5600 South Quebec, Suite 1485
Telephone: (303) 741-0909                      Englewood, Colorado  80111
Telecopier: (303) 741-2235                     Telephone: (303) 741-0909
Attn:  Melissa Schulze                         Telecopier: (303) 741-2235

         The addresses to which notices or demands are to be given may be changed from time to time by notice served as provided above. Delivery of notice to the copied parties above is not notice to Buyer or Seller, as the case may be.

9.6 FURTHER ASSURANCES. Seller will, upon the request of Buyer, from time to time execute and deliver such additional certificates, agreements and other documents and take such other actions as Buyer reasonably requests, to render effective the transactions contemplated hereby.

9.7 SECTIONS AND OTHER HEADINGS. Sections or other headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.8 INTEGRATED AGREEMENT. This Agreement and the exhibits and schedules hereto constitute the entire agreement between the parties hereto, and no agreements, understandings, restrictions, warranties or representations exist between the parties other than those set forth herein or provided for herein.

9.9 ASSIGNMENT. No party to this Agreement may assign this Agreement without the prior consent of the other parties to this Agreement, except that Buyer can assign this Agreement without the prior written consent of any other party in connection with the sale of all or substantially all of the assets or stock of Buyer or in connection with the merger, consolidation or similar reorganization of Buyer.

9.10 AMENDMENTS; WAIVERS. All parties must approve any amendment to this Agreement. Any waiver of any right or remedy requires the consent of the party waiving it. Every amendment or waiver must be in writing and designated as an amendment or waiver, as appropriate. No failure by any party to insist on the strict performance of any provision of this Agreement, or to exercise any right or remedy, will be deemed a waiver of such performance, right or remedy, or of any other provision of this Agreement.

9.11 INTERPRETATION. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel. The parties waive any statute or rule of Law to the contrary. Unless the context otherwise requires:
(i) a term has the meaning assigned to it; (ii) "or" is not exclusive; (iii) words in the singular include the plural, and words in the plural include the singular; (iv) "herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Section, Subsection, paragraph, clause, or other subdivision; (v) all references to "Section," "Schedule" or "Exhibit" refer to the particular Section, Schedule or Exhibit in or attached to this Agreement; and (vi) "including" and "includes," when following any general provision, sentence, clause, statement, term or matter, will be deemed to be followed by ", but not limited to," and ", but is not limited to," respectively.

9.12 COUNTERPARTS. This Agreement is being signed in several counterparts. Each of them is an original, and all of them constitute one agreement.

9.13 HEADINGS; EXHIBITS. The headings in this Agreement are only for convenience and ease of reference and are not to be considered in construction or interpretation. All exhibits, schedules and appendices attached to this Agreement are incorporated herein.

9.14 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

9.15 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Colorado (without reference to its rules as to conflicts of Law).

9.16 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or equity.

9.17     CONSENT TO JURISDICTION; VENUE.

         (a) All disputes of any nature (whether sounding in contract or in tort) arising out of or relating to this Agreement must be initiated, maintained and determined in the County of Arapahoe, State of Colorado. Each party agrees irrevocably to submit itself to the jurisdiction of the United States District Court for the State of Colorado and the jurisdiction of any court of the State of Colorado located in Arapahoe County and waives all objections (if any) to jurisdiction that it may have under the laws of the State of Colorado or the United States.





                           [SIGNATURE PAGES TO FOLLOW]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers on the day and year first above written.

                                             IN STORE MEDIA SYSTEMS, INC.


                                             By: /S/  Robert Cohen
                                                --------------------------------
                                                Robert Cohen, Vice President and
                                                Chief Financial Officer


                                             IN STORE ACQUISITION CORP.


                                             By: /S/  Robert Cohen
                                                --------------------------------
                                                Robert Cohen, Vice President and
                                                Chief Financial Officer


                                             THE E. SCHULZE CORPORATION


                                             By: /S/ Melissa Schulze
                                                --------------------------------
                                                 Melissa Schulze, President

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                                     SELLER SHAREHOLDERS


                                                     /S/ Melissa Schulze
                                                     ---------------------------
                                                     Melissa Schulze


                                                     /S/ Everett E. Schulze III
                                                     ---------------------------
                                                     Everett E. Schulze III



                                                     /S/ William E. Schulze
                                                     ---------------------------
                                                     William E. Schulze



                                                     /S/ Charles A. Schulze
                                                     ---------------------------
                                                     Charles A. Schulze



                                                     /S/ James D. Schulze
                                                     ---------------------------
                                                     James D. Schulze


                                                     /S/ Eva Marie Schulze Jr.
                                                     ---------------------------
                                                     Eva Marie Schulze Jr.



                                                     /S/ Rebecca E. Schulze
                                                     ---------------------------
                                                     Rebecca E. Schulze



                                                     /S/ Donald P. Uhl
                                                     ---------------------------
                                                     Donald P. Uhl



                                                     /S/ Michael T. Mozer
                                                     ---------------------------
                                                     Michael T. Mozer



                                                     /S/ Elizabeth Schulze
                                                     ---------------------------
                                                     Elizabeth Schulze



                                                     /S/ Louis J. Davis
                                                     ---------------------------
                                                     Louis J. Davis

                                    EXHIBIT A
                                    ---------

                                   DEFINITIONS

         "ACQUISITION CORP." has the meaning set forth in the introduction to this Agreement.

         "ACQUISITION CORP. COMMON STOCK" has the meaning set forth in SECTION 1.2(b).

         "ACTION" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

         "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

         "AGREEMENT" means this Agreement by and among Buyer, Acquisition Corp. and Seller as it may be amended, supplemented or modified from time to time.

         "APPROVAL" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

         "ARTICLES OF MERGER" has the meaning set forth in SECTION 1.1(a).

         "ASSOCIATE" of a Person means:

                  (i) a corporation or organization (other than a party to this Agreement) of which such Person is an officer or partner or, directly or indirectly, beneficially owns 10.0% or more of any class of equity securities;

                  (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

                  (iii) any relative or spouse of such Person or any relative of such spouse who has the same home as such person or who is a director or officer of Seller or any of its Affiliates.

         "BUYER COMMON STOCK" has the meaning set forth in the recitals.

         "BUYER DISCLOSURE SCHEDULE" means the disclosure schedule dated, and delivered by Seller to Buyer on, the date of this Agreement. The Sections of the Disclosure Schedule will be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, will be deemed to qualify only that section unless it is manifestly evident from such disclosure that it qualifies another section, in which case it will be deemed to qualify such other section.

         "CERTIFICATES" has the meaning set forth in SECTION 1.3(c).

         "CLOSING" has the meaning set forth in SECTION 1.1(b).

         "CLOSING DATE" has the meaning set forth in SECTION 1.1(b).

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONTRACT" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing, to which Seller is a party.

         "COLORADO CODE" has the meaning set forth in SECTION 1.1(a).

         "DISSENTING SHARES" has the meaning set forth in SECTION 1.2(a).

         "DISSENTING SHAREHOLDER" has the meaning set forth in SECTION 1.2(d).

         "EFFECTIVE TIME" has the meaning set forth in SECTION 1.1(B).

         "ENCUMBRANCE" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGENT" has the meaning set forth in SECTION 1.3(a).

         "EXCHANGE FUND" means the shares of Buyer Common Stock and cash delivered to the Exchange Agent under SECTION 1.3(b).

         "EXCHANGE RATE" has the meaning set forth in SECTION 1.2(a).

         "EXPIRATION DATE" has the meaning set forth in SECTION 5.1.

         "FAIR MARKET VALUE" means (as to any share of Buyer Common Stock): (i) the average of the closing prices over the ten (10) day period ending immediately before the applicable date of valuation, if the Buyer Common Stock is traded in the over-the-counter market (including trading on the Nasdaq Electronic (OTC) Bulletin Board); (ii) the average of the closing prices of the Buyer Common Stock over the five (5) business days ending immediately before the applicable date of valuation, if the Buyer Common Stock is traded on a securities exchange or the Nasdaq National Market or Nasdaq SmallCap Market; and
(iii) as determined in good faith by the Buyer's Board of Directors, if no market exists for the Buyer Common Stock.

         "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "INDEMNIFIABLE CLAIM" means any Loss for or against which any party is entitled to indemnification under this Agreement.

         "INDEMNIFIED PARTY" means the party entitled to indemnity under this Agreement.

         "INDEMNIFYING PARTY" means the party obligated to provide indemnification under this Agreement.

         "INTELLECTUAL PROPERTY" means any trade secret, secret process or other confidential information or know-how and any brand name, copyright, patent, service mark, trademark, tradename, and all registrations or applications for registration of any of the foregoing.

         "INVESTOR" has the meaning set forth in the introductory paragraph of EXHIBIT D hereto.

         "KNOWLEDGE" with respect to Seller means the actual knowledge of each of the Seller Shareholders after conducting a reasonable investigation of the subject matter thereof, and "Knowledge" with respect to Buyer means the actual knowledge of Donald P. Uhl after conducting a reasonable investigation of the subject matter thereof.

         "LAW" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

         "LOSS" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

         "MERGER" has the meaning set forth in the recitals.

         "MERGER CONSIDERATION" has the meaning set forth in SECTION 1.2(a).

         "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotations System.

         "NEW CERTIFICATE" has the meaning set forth in SECTION 1.3(c).

         "OFFERED SHARES" has the meaning set forth in SECTION 5.2(a).

         "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ.

         "PERMIT" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

         "PERSON" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

         "PREVIOUSLY ISSUED STOCK" means the twenty million one hundred forty four thousand one hundred ninety eight (20,144,198) shares of Buyer Common Stock that were issued previously and held by Seller immediately before the Effective Time.

         "REMAINING SHARES" has the meaning set forth in SECTION 5.2(d).

         "SEC DOCUMENTS" has the meaning set forth in PARAGRAPH 4(b) of EXHIBIT D hereto.

         "SECURITIES" has the meaning set forth in PARAGRAPH 1 of EXHIBIT D hereto.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLER" is defined in the introduction to this Agreement.

         "SELLER CAPITAL STOCK" has the meaning set forth in the recitals.

         "SELLER DISCLOSURE SCHEDULE" means the disclosure schedule dated, and delivered by Seller to Buyer on, the date of this Agreement. The Sections of the Seller Disclosure Schedule will be numbered to correspond to the applicable Section of this Agreement and, together with all matter under such heading, will be deemed to qualify only to that section unless it is manifestly evident from such disclosure that it qualifies another section, in which case it will be deemed to qualify such other section.

         "SELLER SHAREHOLDERS" means the holders of the Seller Capital Stock at the Effective Time, each of whom is a signatory to the Agreement and identified on EXHIBIT C hereto.

         "SURVIVING CORPORATION" has the meaning set forth in SECTION 1.1(a).

         "TAX" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

         "TAX RETURN" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.

         "TRANSACTION DOCUMENTS" means this Agreement and the ancillary agreements (if any) described or referenced in this Agreement.

         "TRANSFER" has the meaning set forth in SECTION 5.2(a).

         "TRANSFER NOTICE" has the meaning set forth in SECTION 5.2(a).

         "TRANSFERRING SHAREHOLDER" has the meaning set forth in SECTION 5.2(a).

                                   EXHIBIT B-1
                                   -----------

                               ARTICLES OF MERGER

                                   EXHIBIT B-1
                                   -----------

                                 PLAN OF MERGER

                                    EXHIBIT C
                                    ---------

                                DISTRIBUTION LIST

                                           MERGER CONSIDERATION


                             Shares of Seller   Shares of Buyer
NAME                           Capital Stock      Common Stock         CASH
----                           -------------      ------------         ----
Melissa Schulze                     14,395            3,700,000   $   1,260,000
Everett E. Schulze, III              4,963            1,883,333          70,000
William E. Schulze                   4,963            1,883,333          70,000
Charles A. Schulze                   4,963            1,883,333          70,000
James D. Schulze                     4,963            1,883,333          70,000
Eva Marie Schulze Jr.                4,963            1,883,333          70,000
Rebecca E. Schulze                   4,963            1,883,333          70,000
Donald P. Uhl                        2,481            1,000,000             -0-
Michael T. Mozer                     2,481            1,000,000             -0-
Elizabeth Schulze                      496                  -0-         120,000
Louis J. Davis                         358              144,198             -0-

TOTAL                               49,989           17,144,196   $   1,800,000

                                    EXHIBIT D
                                    ---------

                           INVESTMENT REPRESENTATIONS

         Unless otherwise indicated, certain terms used below but not defined herein have the meanings ascribed to them in the Agreement. As used in this EXHIBIT D, the term "INVESTOR" means any Seller Shareholder. Each Investor hereby represents and warrants, and hereby covenants and agrees to, all of the following:

         1. PURCHASE ENTIRELY FOR OWN ACCOUNT. The Agreement is made with each Investor in reliance on such Investor's representation to Buyer, which by such Investor's execution of this Agreement such Investor hereby confirms, that the shares of Buyer Common Stock to be acquired by such Investor (the "SECURITIES") in exchange for shares of Seller Capital Stock, as contemplated under the Agreement, will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in any transaction other than a transaction exempt from the registration requirements of the Securities Act. By executing this Agreement, each Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities. Investor is experienced in making investments in the unregistered and restricted securities of developing and emerging growth companies such as Buyer. Investor understands that such investments (including Investor's investment in the Securities) involve a high degree of speculation and risk. Investor has such knowledge and experience in financial and business matters that Investor is capable of evaluating the merits and risks of the investment in Buyer represented by the Securities and, by reason of Investor's financial and business experience and/or its pre-existing substantive relationship with the Buyer, Investor has the capacity to protect Investor's interests in connection with the Securities. Investor is financially able to bear the economic risk of the investment represented by the Securities, including a total loss of such investment. The entire legal and beneficial interest in the Securities is being purchased by Investor and shall be held only for Investor's account and neither in whole nor in part for any other Person.

         2. NO ADVERTISING OR GENERAL SOLICITATION. Investor represents and warrants to Buyer all of the following: (i) that, the sale of the Securities to Investor was not accomplished by the publication of any written or printed communication, any pre-recorded telephone communication or any communication spoken on radio, television or similar communication media; and (ii) that Investor has not seen or received any advertisement or general solicitation with respect to the sale of any of the securities of Buyer, including, without limitation, the Securities.

         3. RELIANCE ON INVESTOR'S REPRESENTATIONS. Investor understands that the Securities are not registered under the Securities Act on the ground that their issuance and sale in connection with the Offer (and as contemplated under the Agreement) is (and will be) exempt from registration under the Securities

Act pursuant to exemptions available thereunder (including, without limitation, the exemptions available under Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act), and that the Buyer's reliance on such exemption is predicated on each Investor's representations set forth in the Agreement. Each Investor realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Investor has in mind merely acquiring any of the Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. No Investor has any such intention.

         4. INFORMATION CONCERNING BUYER. Without limiting the terms of the investment representations set forth herein, Investor represents that Investor:

                  (a) has had an opportunity to ask questions and receive answers from Buyer and its officers and directors regarding matters relevant to Buyer and an investment therein (e.g., as represented by the Securities);

                  (b) has had an opportunity to review all forms, reports and schedules, proxy statements (collectively, in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses, the "SEC DOCUMENTS") filed by Buyer with the U.S. Securities and Exchange Commission;

                  (c) has had the opportunity to obtain any and all information that Investor deemed or deems necessary to evaluate Buyer and Investor's acquisition of the Securities, as well as to verify the accuracy of the information provided to Investor; and

                  (d) has received all such information Investor deems necessary and appropriate to evaluate the financial risks inherent in, and the merits of, an investment in the Securities.

         Without limiting the generality of the representations and acknowledgments set forth in the Agreement, investor understands and has had the opportunity to review carefully each of the following: (1) the terms and conditions of the Securities, (2) Buyer's intended business plan, (3) Buyer's capitalization and charter documents, (4) the status and nature of the Buyer's assets, (5) the status and nature of Buyer's liabilities (including amounts and other obligations owed to third parties), (6) Buyer's current third party arrangements, (7) the early-stage, developing and/or emerging nature of Buyer's business, (8) the business prospects and financial affairs of Buyer, (9) the competitive environment that Buyer and its proposed products and services face and (10) Buyer's imminent need for substantial amounts of additional financing;

         5. SOPHISTICATED INVESTOR. By reason of Investor's (i) pre-existing substantive relationship with Buyer and one or more of its officers, directors or control persons and/or (ii) by reason of Investor's business or financial experience, Investor is capable of evaluating the merits and risks of the investment represented by the Securities and the merits and risks of protecting Investor's own interests in connection with such investment.

         6. ECONOMIC RISK. Investor understands that the purchase of the Securities will be highly speculative investment and involves a high degree of risk, and Investor is able, without impairing Investor's financial condition, to hold the Securities for an indefinite time and to suffer a complete loss of Investor's investment.

         7. RESTRICTED SECURITIES. Investor understands and acknowledges that:

                  (a) The sale of the Securities has not been (and will not be) registered under the Securities Act, the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available (such as Rule 144 under the Securities Act), and Buyer is under no obligation to register any sale or transfer of the Securities;

                  (b) The Securities are "restricted" securities within the meaning of Rule 144 and will be stamped with the legends specified in the Agreement.

                  (c) The Buyer will make a notation in its records of the aforementioned restrictions on transfer and legends; and

                  (d) The Buyer has no obligation to register the transfer of any of the Securities and shall refuse to register any such transfer not in compliance with applicable Law.

         8. LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above and the representations and obligations set forth in the Agreement, Investor further agrees that Investor shall in no event make any disposition of all or any portion of the Securities unless and until:

                  (a) (i) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition, and such disposition is made in accordance with such Registration Statement; (ii) the resale provisions of Rule 144 are available and the proposed disposition would comply with the requirements of the Securities Act in the opinion of counsel to Buyer; or
(iii)(A) Investor shall have notified Buyer of the circumstances surrounding the proposed disposition, (B) Investor shall have furnished the Investor with an opinion of Investor's counsel to the effect that such disposition will not require registration of any of such Securities under the Securities Act, (C) the proposed disposition would comply with all applicable requirements of the Securities Act, and (D) counsel for Buyer shall have concurred with such opinion of Investor's counsel, and Buyer shall have advised Investor of such concurrence; and

                  (b) Investor shall have complied with all other applicable restrictions and limitations on transfer and each transferee of the Securities agrees in writing to be bound by all terms of the Agreement.

         9. NO GOVERNMENT RECOMMENDATION OR APPROVAL. Investor understands that no United States federal or state agency, or similar agency of any other country, has passed on or made any recommendation or endorsement of Buyer, this transaction or the purchase of any of the Securities.

         10. RELIANCE ON OWN INVESTIGATION. Investor has performed a thorough independent due diligence review of Buyer, its business enterprise and operations. In connection with its due diligence review of Buyer, Investor has reviewed the SEC Documents, including (without limitation) information relating to the Buyer's operations, facilities, finances, management, employees and other aspects of the Buyer's business enterprise. Notwithstanding anything contained in this Agreement to the contrary and notwithstanding the representations set forth in the Agreement, in making an investment decision with respect to the Securities under the Agreement, Investor is relying entirely on its own investigation and examination of Buyer and its business and has not based any investment decision on statements from Buyer or any of its officers, directors, employees, agents or other representatives.